Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 25, 2014 (the “Effective Date”), by and between INTENSITY THERAPEUTICS, Inc., a Delaware corporation (“INTENSITY” or “Company”), and Ian B. Walters (the “Employee”).

1. Employment. INTENSITY hereby employs the Employee to serve as Vice President and Chief Medical Officer of INTENSITY in accordance with the terms and provisions of this Agreement, and the Employee hereby accepts such employment with INTENSITY.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated as hereinafter provided.

3. Compensation. As compensation for all services rendered by the Employee to INTENSITY pursuant to this Agreement, INTENSITY shall pay to the Employee the amounts noted in Schedule A of this Agreement:

4. Employee Benefits.

(a) Benefits Generally. The Employee shall be entitled to receive and participate in such employee benefits as INTENSITY shall from time to time determine to provide to its executives generally.

(b) Indemnification Rights. The Employee shall be entitled to indemnification, including advance reimbursement of expenses, to the fullest extent permitted by applicable law, and shall be entitled to receive an indemnification agreement with terms equivalent to any indemnification agreement that INTENSITY executes with any of its officers or directors.

5. Description of Duties. During the term of this Agreement, the Employee shall be the Vice President and Chief Medical Officer of INTENSITY and shall:

(a) Devote on a twenty-five (25%) time basis all necessary time, best efforts, professional skills, attention and energies to the fulfillment of the duties customarily associated with such position and the accomplishment of the goals provided by the Company to the Employee from time to time; and

(b) Act in accordance herewith, and in all accounts be responsible and responsive to the President and CEO of INTENSITY.

6. General Services. During the term of this Agreement, the Employee shall:

(a) Observe INTENSITY’s policies and standards of conduct, as well as customary standards of business conduct, including any standards prescribed by law or regulation;

(b) Perform his duties hereunder in a manner that preserves and protects INTENSITY’s business reputation; and

(c) Do all things and render such services as may be necessary or beneficial in carrying out any of the foregoing.

7. Nondisclosure of Proprietary or Confidential Information and Confidential Communications. The Employee recognizes and acknowledges that the marketing plans, scientific data, intellectual property, know-how, scientific reports, analysis, business plans, databases, study results, preclinical plans, clinical plans, business strategy, the names and addresses of INTENSITY’s customers, suppliers, business partners, advisors, collaborators or investors, any trade secrets and any other confidential and proprietary information concerning the business or affairs of INTENSITY including but not limited to marketing and business plans and strategies (hereinafter collectively referred to as the “Confidential Information”) constitute a valuable, proprietary, special and unique asset of INTENSITY’s business. The Employee further recognizes and acknowledges that any communications, whether written, oral or otherwise, that INTENSITY or any of INTENSITY’s employees has with INTENSITY’s existing or prospective customers, investors, partners, collaborators and clients are extremely confidential (hereinafter the “Confidential Communications”). The term Confidential Information shall exclude any information that has been made public through no fault of the Employee.

The Employee shall not, for any reason whatsoever, during or after the termination of his employment with INTENSITY, use, disclose or allow access to, for his own benefit or for that of another, the Confidential Information or the Confidential Communications (or any part thereof) to any person, firm, corporation, association or other entity for any reason or for any purpose whatsoever.

In the event of a breach or threatened breach by the Employee of the provisions of this Section, INTENSITY shall be entitled to an injunction restraining the Employee from so using, disclosing or allowing access to, in whole or in part, the Confidential Information and the Confidential Communications or from rendering any services to any person, firm, corporation, association or other entity to whom the Confidential Information or the Confidential Communications, in whole or in part, have been disclosed or are threatened to be disclosed. Nothing herein shall be construed as prohibiting INTENSITY from pursuing any other remedies available to INTENSITY for such breach or threatened breach, including, but not limited to, the recovery of damages and reasonable attorneys’ fees from the Employee.

Upon termination of this Agreement by either party for any reason, the Employee shall return to INTENSITY any of the Confidential Information, Confidential Communications, charts, company literature, reports, employer credit cards or other proprietary materials of INTENSITY including any laptop or purchased equipment then in the Employee’s possession and all other materials of INTENSITY which the Company requests the Employee to so return.

This Section shall in all respects survive any termination of this Agreement and shall remain in full force and effect thereafter.

8. Covenant Not to Compete; Nonsolicitation of Employees and Customers. The Employee agrees that during the Restricted Period, he shall not directly or indirectly compete with INTENSITY. In construing the foregoing prohibition, except as described in the non-restricted activities (the “Non Restricted Activities” defined below) the Employee shall be deemed to be competing with INTENSITY if he shall become self-employed in, or accept employment with, consult with, render services to or become associated with, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected in any material manner with, or directly or indirectly enter into the employment of, or make a substantial investment in, any corporation, partnership, proprietorship or other type of business organization or entity which engages in, a business (a “Competing Business”) involving activities which directly and materially compete with the lines of business in or with which INTENSITY is then currently involved as defined. The “Restricted Period” shall mean the period of the Employee’s employment with INTENSITY pursuant to this Agreement plus a period of one continuous year thereafter; provided, however, that if the Employee is terminated by INTENSITY without cause or voluntarily terminates his own employment for Good Reason (as those terms are defined below), the Restricted Period shall be coincident with the Post-Termination Period, as defined in Section 13A.

The Employee further agrees that during his employment with INTENSITY and for a period of one continuous year thereafter he shall not solicit any of INTENSITY’s employees, existing customers or prospective customers (of which the Employee is then currently aware), affiliated research institutions or scientists, on behalf of himself or any Competing Business.

This Section 8 shall in all respects survive any termination of this Agreement and shall remain in full force and effect during the period specified in this Section 8.

9. Assignment of Rights. Any and all information, data, inventions, discoveries, materials, notebooks and other work product which the Employee conceives, develops or acquires during his employment with INTENSITY, which directly or indirectly relates to work performed for INTENSITY, shall be the sole and exclusive property of INTENSITY. The Employee shall promptly execute any and all documents necessary and take such further actions as INTENSITY may deem necessary to assign any and all of the Employee’s right, title and interest in such property to INTENSITY.

10. Intellectual Property. During the Employee’s employment at INTENSITY, the Employee shall promptly assist with and execute any and all applications, assignments or other documents which an officer or director of INTENSITY shall deem necessary or useful in order to obtain and maintain patent, trademark or other intellectual property protection for INTENSITY’s products or services. After the termination date of his employment with INTENSITY, the Employee shall use reasonable efforts to assist INTENSITY on intellectual property matters as they relate to his employment, and INTENSITY shall reasonably compensate the Employee for his time and expense.

11. Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Employee by INTENSITY or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of INTENSITY. The Employee will return to INTENSITY all such materials and property as and when requested by INTENSITY. In any event, and whether or not INTENSITY so specifically requests, the Employee will return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee will not retain any such material or property or any copies thereof after such termination.

12. Non Restricted Activities. During the term of this Agreement, the Employee shall not engage in any business activities or ventures outside of the business activities of INTENSITY without the express prior written consent of INTENSITY’s President; provided, however, that nothing in this Agreement shall be construed as preventing the Employee from engaging in passive investment activities, activities related to SalvaRx, Solstice Health Communications, customary charitable activities, and free-lance consulting to healthcare investment organizations or biotechnology companies that are involved in developing products not related to Intensity’s technology or products.

13. Termination.

The Employee is considered an “at will” employee and Employee may be terminated by either INTENSITY or the Employee, at any time for any or no reason. INTENSITY may determine the Employee’s final day of employment hereunder. The date specified in any notice of termination as the Employee’s final day of employment shall be referred to herein as the “Termination Date.”

In the event of the Employee’s voluntary termination, then the Employee shall, at the request of the President of INTENSITY, continue as an employee of INTENSITY for an additional thirty (30) day period after the Termination Date for the purpose of assisting INTENSITY in locating and training a suitable replacement for the Employee. During such additional period, the Employee shall be entitled to full compensation and any benefits and the Employee shall continue to be bound by all of the terms contained herein. Any such extended term shall extend the Post-Termination Period by an equal number of days.

C. Disability.

(a) If the Employee shall be disabled so as to be unable to perform the essential functions of the Employee’s then existing position or positions under this Agreement, INTENSITY may remove the Employee from any responsibilities and/or reassign the Employee to another position with INTENSITY during the period of such disability.

(b) If any question shall arise as to whether during any period the Employee is disabled so as to be unable to perform the essential functions of the Employee’s then existing position or positions, the Employee may, and at the request of INTENSITY, submit to INTENSITY a certification in reasonable detail by a physician selected by INTENSITY, to whom the Employee or the Employee’s guardian has no reasonable objection, as to whether the Employee is so disabled or how long such disability is expected to continue, and such certification shall, for the purposes of this Agreement, be conclusive of the issue. The Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Employee shall fail to submit such certification, INTENSITY’s determination of such issue shall be binding on the Employee. Nothing in this Section 13(C)(b) shall be construed to waive the Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

D. Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Employee under this Agreement shall terminate on the date of termination of the Employee’s employment under this Agreement. Any equipment purchased by the Company for the employee including lap top computers must be returned to Company.

E. No Right to Continuing Employment. The Employee agrees that nothing contained in this Agreement shall be construed to give the Employee a right to continuing employment beyond the Termination Date.

14. Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with INTENSITY in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of INTENSITY which relate to events or occurrences that transpired while the Employee was employed by INTENSITY. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of INTENSITY at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with INTENSITY in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by INTENSITY. INTENSITY shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 14.

15. No Assignment. The Employee acknowledges that the services to be rendered by him pursuant to this Agreement are unique. Accordingly, the Employee shall not assign any of his rights or delegate any of his duties or obligations under this Agreement.

16. Severability. Subject only to the reformation of time, geographical, and occupational limitations as set forth in the next section, all of the terms and provisions contained in this Agreement are severable and, in the event that any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be deemed unenforceable or invalid by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared unenforceable or invalid, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Reformation of Time, Geographical, and Occupational Limitations. In the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical, or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical, and occupational limitations as may be permitted by applicable law.

18. Specific Performance. Both parties recognize that the services to be rendered under this Agreement by the Employee are special, unique and of an extraordinary character, and that in the event of breach by the Employee of the terms or conditions of this Agreement to be performed by him, INTENSITY shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement to enforce the specific performance thereof by the Employee, or to enjoin the Employee from engaging in such activity, but nothing contained herein shall be construed to prevent such other remedy in the courts, in case of any breach of this Agreement by the Employee, as INTENSITY may elect to invoke.

19. Connecticut Law; Choice of Forum. This Agreement shall be governed, construed and interpreted by and in accordance with the laws of Connecticut, without reference to its principles of conflicts of laws. Any actions concerning enforcement of this Agreement or in any way relating to the subject matter of this Agreement shall be litigated only in Connecticut state or federal courts of proper jurisdiction and venue. Each party hereto expressly agrees to submit to such jurisdiction and venue for the purposes of this Agreement.

20. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and replaces all prior agreements, promises, representations and understandings between INTENSITY and the Employee whatsoever concerning the limited subject matter hereof (other than stock purchase or other equity arrangements). There are no other agreements, conditions or representations, oral or written, express or implied, which form the basis for this Agreement.

21. Assignment; Successors and Assigns, etc. Neither INTENSITY nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that INTENSITY may assign its rights under this Agreement without the consent of the Employee in the event that INTENSITY shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon INTENSITY and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

22. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in a writing of subsequent date hereto and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section may not be waived except as herein set forth.

23. Section Headings. The section headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

24. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

25. Notices. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing, sent by certified or registered mail, return receipt requested, in the case of notice to INTENSITY, to INTENSITY principal executive offices, attention: President or in the case of notice to the Employee, to the most recent residence address of the Employee appearing in INTENSITY’s records, or to such other address as such party may specify in writing.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year here above first written.

INTENSITY THERAPEUTICS, INC.

By:	/s/ Lewis H. Bender

Agreed and Accepted

By	/s/ Ian B. Walters
Employee
Ian B. Walters

 Schedule A

•	One hundred and seventy-five thousand (175,000) incentive stock options per our employee option plan at a strike price of $1.50 with a vesting schedule as follows;

o	7000 vesting on your first day of work

▪	7000 vesting each month you are employed year 1

▪	4000 vesting each month you are employed year 2

▪	3000 vesting each month you are employed year 3

We agree to revise the date that vested options shall terminate per section 7.7.1 of our Option Plan to when you leave the company from 90 days to 4 years.

•	The company shall provide you a laptop computer which must be returned should you cease employment

•	$1,000 per month until the company concludes a new financing of greater than $1,500,000 at which time your monthly salary shall increase to $5,000 (for 25% of your time).

•	A full time, private office with a window at our Corporate site for your use during and outside of your Intensity work schedule

•	Full reimbursement for any required travel on behalf of the company and reimbursement of 25% of your cell phone costs